UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.     )
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☑	Preliminary Information Statement

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☐	Definitive Information Statement
ATLAS ENERGY RESOURCES, LLC
(Name of Registrant As Specified In Charter)
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PRELIMINARY INFORMATION STATEMENT
DATED: OCTOBER [   ], 2007
ATLAS ENERGY RESOURCES, LLC
West Pointe Corporate Center I
1550 Coraopolis Heights Road, 2nd Floor
Moon Township, PA 15108
(412) 262-2830
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY
This Information Statement is furnished by our board of directors to provide notice to you of the taking of action by written consent of the holders of a majority of our outstanding voting units in lieu of a special meeting of unitholders. The action to be taken by such unitholders in lieu of a meeting will consist solely of approving a proposal to (a) change the terms of our outstanding Class D Units (the “Class D Units”) to provide that each Class D Unit will convert automatically into one of our Class B Common Units (the “Common Units”) and (b) approve the issuance of the 16,702,827 Common Units to be issued upon such conversion (the “Class D Conversion and Issuance Proposal”). Unless the context requires otherwise, the terms “our,” “we,” “us” and similar terms refer to Atlas Energy Resources, LLC, a Delaware limited liability company, together with its consolidated subsidiaries.
The record date for determining unitholders entitled to receive this Information Statement has been established as the close of business on October 3, 2007 (the “Record Date”). This Information Statement will be first mailed on or about October [   ], 2007 to unitholders of record at the close of business on the Record Date.
Atlas America, Inc. and Atlas Energy Management, Inc. who, as of the Record Date, collectively hold in excess of 50% of our issued and outstanding units entitled to vote on the Class D Conversion and Issuance Proposal have indicated that they will vote in favor of the proposal. As a result, the Class D Conversion and Issuance Proposal will be approved without the affirmative vote of any other unitholders.

ABOUT THE INFORMATION STATEMENT
What is the purpose of the information statement?
This Information Statement is being provided pursuant to Section 14 of the Securities Exchange Act of 1934 to notify our unitholders of action to be taken by our principal unitholders by written resolutions in lieu of a special meeting of unitholders. The principal unitholders, Atlas America, Inc. (“Atlas America”) and Atlas Energy Management, Inc. (“AEM”) will approve a proposal to (a) change the terms of our outstanding Class D Units to provide that each Class D Unit will convert automatically into one of our Common Units and (b) approve the issuance of the 16,702,827 Common Units to be issued upon such conversion. We refer to this proposal in this Information Statement as the Class D Conversion and Issuance Proposal. As of the Record Date, Atlas America held 29,352,996 Common Units and AEM held 1,238,986 of our Class A Units (“Class A Units”), which will vote together as a single class on the Class D Conversion and Issuance Proposal on or about November 8, 2007.
In conjunction with our sale of 16,702,827 Class D Units and 7,298,182 Common Units to various institutional investors in a private offering on June 29, 2007 (the “Private Offering”) Atlas America and AEM entered into a voting agreement (“Voting Agreement”) pursuant to which they agreed to vote in favor of the conversion of the Class D Units into Common Units at any meeting of our unitholders convened to consider and vote upon a conversion of Class D Units into Common Units or in connection with any solicitation of consents to the conversion. As of the Record Date, Atlas America and AEM collectively held 30,591,982 Common Units and Class A Units, representing approximately 80.61% of our total outstanding voting units (excluding the 7,298,182 Common Units issued in the Private Offering, which are not eligible to vote in the Class D Conversion and Issuance Proposal).
Who is entitled to notice?
Each holder of an outstanding Common Unit, Class A Unit or Class D Unit of record on the close of business on the Record Date will be entitled to notice.
What vote is required to approve the proposal?
Approval by a majority of our outstanding units, except for holders of the Class D Units or Common Units issued in the Private Offering, is required to approve the Class D Conversion and Issuance Proposal. Atlas America and AEM have agreed to vote all of the Common Units and Class A Units beneficially owned by them in favor of the conversion.
How do the voting rights of the Class D Units compare to those of the Common Units and Class A Units?
Until conversion, the Class D Units are non-voting, except that the Class D Units are entitled to vote as a separate class on any matter that adversely affects their rights or preferences in relation to other classes of our units or as required by law.

What do I need to do in connection with the Class D Issuance and Conversion Proposal?
You are not required to do anything. The purpose of this Information Statement is to inform you of the action to be taken on or about November 8, 2007 to approve the Class D Conversion and Issuance Proposal, at which point the Class D Units will convert to Common Units.
Will the newly converted Common Units be publicly-traded?
Not initially. We entered into a Registration Rights Agreement dated June 29, 2007 with every purchaser in the Private Offering (the “Registration Rights Agreement”). The Registration Rights Agreement provides that we will file a registration statement to register for public resale all Common Units sold in the Private Offering (including Common Units that will be issued upon conversion of the Class D Units) not later than January 31, 2008. We have committed to use commercially reasonable efforts to cause the registration statement to become effective not later than May 30, 2008. Once the registration statement is effective, the Common Units will be publicly-traded.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of Common Units and Class A Units as of October 3, 2007 by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of our issued and outstanding Common Units and Class A Units, (ii) each of our directors and executive officers, and (iii) all directors and officers as a group. Common Units issuable pursuant to unit options and phantom units are deemed to be outstanding for purposes of computing the percentage of the person or group holding such unit options and phantom units but are not deemed to be outstanding for purposes of computing the percentage of any other person.
The address for all entities and persons named below is c/o Atlas Energy Resources, LLC, West Pointe Corporate Center I, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, PA 15108.

						Percentage of total
	Common Units beneficially			Class A Units beneficially		voting units
	owned			owned		beneficially owned
Name of beneficial owner	Number		Percentage	Number	Percentage	Percentage
Directors
Edward E. Cohen	700,000	(1)	1.57%	—	—	1.52%
Jonathan Z. Cohen	300,000	(2)	*	—	—	*
Matthew A. Jones	71,100	(3)	*	—	—	*
Walter C. Jones	500	(4)	*	—	—	*
Ellen F. Warren	500	(4)	*	—	—	*
Richard D. Weber	422,471	(5)	*	—	—	*
Bruce M. Wolf	3,500	(4)	*	—	—	*

Non-director executive officers
Nancy J. McGurk	25,000	(6)	*	—	—	*
Lisa Washington	13,100	(7)	*	—	—	*
All executive officers and directors as a group (9 persons)	1,536,171		3.37%	—	—	3.28%

Other owners of more than 5% of outstanding units
Atlas America, Inc.	29,352,996	(8)	66.70%	—	—	64.87%
Atlas Energy Management, Inc.	—		—	1,238,986	100%	2.74%

*	Less than 1%

(1)	Includes 200,000 phantom units and 500,000 unit options granted pursuant to our Long-Term Incentive Plan (the “Plan”) on January 24, 2007. Each phantom unit represents the right to receive, upon vesting, one Common Unit. Each unit option represents the right to purchase, upon vesting, one Common Unit. The phantom units and unit options vest 25% on the third anniversary of the grant and 75% on the fourth anniversary of the grant.

(2)	Includes 100,000 phantom units and 200,000 unit options granted pursuant to our Plan on January 24, 2007. Each phantom unit represents the right to receive, upon vesting, one Common Unit. Each unit option represents the right to purchase, upon vesting, one Common Unit. The phantom units and unit options vest 25% on the third anniversary of the grant and 75% on the fourth anniversary of the grant.

(3)	Includes 20,000 phantom units and 50,000 unit options granted pursuant to our Plan on January 24, 2007. Each phantom unit represents the right to receive, upon vesting, one Common Unit. Each unit option represents the right to purchase, upon vesting, one Common Unit. The phantom units and unit options vest 25% on the third anniversary of the grant and 75% on the fourth anniversary of the grant.

(4)	Includes 500 phantom units granted pursuant to our Plan on January 24, 2007. Each phantom unit represents the right to receive, upon vesting, either one Common Unit or its then fair market value in cash. The phantom units vest 25% on each anniversary of the grant.

(5)	Includes 373,752 unit options granted pursuant to the terms of Mr. Weber’s employment agreement dated April 17, 2006. Each unit option represents the right to purchase, upon vesting, one Common Unit. The unit options vest 25% on each anniversary of Mr. Weber’s employment agreement.

(6)	Includes 10,000 phantom units and 15,000 unit options granted pursuant to our Plan on January 24, 2007. Each phantom unit represents the right to receive, upon vesting, one Common Unit. Each unit option represents the right to purchase, upon vesting, one Common Unit. The phantom units and unit options vest 25% on the third anniversary of the grant and 75% on the fourth anniversary of the grant.

(7)	Includes 5,000 phantom units and 8,000 unit options granted pursuant to our Plan on January 24, 2007. Each phantom unit represents the right to receive, upon vesting, one Common Unit. Each unit option represents the right to purchase, upon vesting, one Common Unit. The phantom units and unit options vest 25% on the third anniversary of the grant and 75% on the fourth anniversary of the grant.

(8)	This information is based upon a Schedule 13D which was filed with SEC on December 27, 2006.
Upon conversion of the Class D Units into Common Units, the total collective ownership of our voting units held by Atlas America and AEM will be 49.38%. Pursuant to the rules of the New York Stock Exchange (“NYSE”), because the ownership by Atlas America and AEM will have dropped below 50%, a change of control will be deemed to have occurred. Since we will no longer be a controlled company, in order to comply with NYSE rules we will (i) restructure our board of directors so that a majority of our board will be “independent” under the NYSE definition, (ii) our board will create a nominating/corporate governance committee and (iii) our board will create a compensation committee.
CLASS D CONVERSION AND ISSUANCE PROPOSAL
Background
Our board of directors submitted the Class D Conversion and Issuance Proposal pursuant to the Private Offering of 16,702,827 Class D Units and 7,298,182 Common Units at a weighted average price of $25.00 per unit with certain institutional investors. The price of the Class D Units and Common Units was determined through negotiations with the institutional investors. We used the proceeds from the Private Offering to partially finance our acquisition of DTE Gas & Oil Company

(the “DTE Acquisition”), now known as Atlas Gas & Oil Company, LLC. We financed the balance of the purchase price through funds available under our new credit facility.
We chose to include issuance of Class D Units in financing the DTE Acquisition because this form of financing provided timely access to the requisite equity capital at prices that we believe were competitive. Alternative sources of equity potentially could have been obtained, but at a risk of delaying completion of the DTE Acquisition. For example, to have issued all the equity capital in the form of Common Units would have required a unitholder vote before such issuance under the rules of NYSE and would have delayed completion of the transaction. Any delay in consummating the DTE Acquisition would have subjected the transaction to risk of competing bidders or other risks to the successful consummation of the transaction. The institutional investors agreed to accept Class D Units in lieu of additional Common Units, provided we ask unitholders to approve the conversion of the Class D Units into Common Units no later than November 11, 2007.
The Proposal
Atlas America and AEM will approve a proposal to (a) change the terms of our outstanding Class D Units to provide that each Class D Unit will convert automatically into one of our Common Units and (b) issue the Common Units upon such conversion.
Effects of Approval
Upon approval, each outstanding Class D Unit will convert automatically into one Common Unit and will be listed on NYSE. Following such conversion, no Class D Units will remain outstanding. The voting power of each Common Unit will be diluted by the conversion of the Class D Units to voting Common Units.
Immediately following the approval, neither the Common Units to be issued upon conversion of the Class D Units nor the Common Units sold in the Private Offering will be publicly-traded. Pursuant to the Registration Rights Agreement, we will file a registration statement to register for public resale all Common Units sold in the Private Offering (including Common Units that will be issued upon conversion of the Class D Units) not later than January 31, 2008. We have committed to use commercially reasonable efforts to cause the registration statement to become effective not later than May 30, 2008.
INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON
None of our officers or directors have any substantial interest, direct or indirect, in the matters to be acted upon, other than his or her role as an officer or director and the holder of Common Units as described above.
Upon conversion of the Class D Units to Common Units, Atlas America will own 48.35% of our outstanding Common Units and AEM will continue to own 100% of our outstanding Class A Units.

OUR BUSINESS
We are a limited liability company formed to own and operate substantially all of the natural gas and oil assets and the investment partnership management business of Atlas America. Our goal is to increase the distributions to our unitholders by continuing to grow the net production from our natural gas and oil production business as well as the fee-based revenues from our partnership management business.
DESCRIPTION OF UNITS
We currently have four classes of units outstanding that represent limited liability company interests in us: Common Units, Class A Units, Class D Units and Management Incentive Interests. Set forth below is a description of the relative rights and preferences of holders of these classes of units as specified in our limited liability company agreement. As of the Record Date, there were issued and outstanding 44,007,547 Common Units, 1,238,986 Class A Units and 16,702,827 Class D Units. AEM owns 100% of our Class A Units and Management Incentive Interests.
Common Units
The Common Units represent limited liability company interests in us. The holders of Common Units are entitled to participate in distributions and exercise the rights or privileges available to unitholders under our limited liability company agreement.
     Voting Rights
Common unitholders have the right to vote with respect to the election of our board of directors, certain amendments to our limited liability company agreement, the merger of our company or the sale of all or substantially all of our assets, and the dissolution of our company.
     Exchange Listing
The Common Units are listed on NYSE under the symbol “ATN.” However, the Common Units sold in the Private Offering are not yet publicly-traded. Pursuant to the Registration Rights Agreement, we will file a registration statement to register for public resale all Common Units sold in the Private Offering (including Common Units that will be issued upon conversion of the Class D Units) not later than January 31, 2008. We have committed to use commercially reasonable efforts to cause the registration statement to become effective not later than May 30, 2008.
     No Preemptive Rights
Holders of Common Units are not entitled to preemptive rights with respect to issuances of additional securities by us.
Class A Units
     Voting Rights
Holders of Class A Units have the right to vote as a separate class on specified matters such as the merger of our company, the sale of all or substantially all of our assets or our dissolution, and as a single class, together with Common Units, on other matters such as amending our limited liability company agreement or electing members of the board of directors.
     Conversion
If the holders of Common Units vote to eliminate the special voting rights of the Class A Units, described below, and Atlas America, AEM and their affiliates do not vote their Common Units in favor of such elimination, the Class A units will convert into Common Units on a one for one basis.
     Exchange Listing
The Class A Units are not listed or traded on any exchange or quotation system.
     No Preemptive Rights
Holders of Class A Units are not entitled to preemptive rights with respect to issuances of additional securities by us.
Class D Units
We amended our limited liability company agreement in connection with the Private Offering to create a new series of units designated as Class D Units.
     Voting Rights
Class D Units are non-voting, except that the Class D Units are entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class D Units in relation to other classes of interests or as required by law. The approval of a majority of the Class D Units is required to approve any matter upon which the holders of Class D Units are entitled to vote.
     Conversion
Upon approval of the Class D Conversion and Issuance Proposal, each Class D Unit will convert automatically into one Common Unit and none of the Class D Units will remain outstanding.
     Exchange Listing
The Class D Units are not listed or traded on any exchange or quotation system. Once the Class D Conversion and Issuance Proposal is approved, the Common Units issuable upon conversion of the Class D Units will be listed on NYSE. However, immediately following the approval, the Common Units to be issued upon conversion of the Class D Units will not be publicly-traded. Pursuant to the Registration Rights Agreement, we will file a registration statement to register for public resale all Common Units sold in the Private Offering (including Common Units that will be issued upon conversion of the Class D Units) not later than January 31, 2008. We have committed to use commercially reasonable efforts to cause the registration statement to become effective not later than May 30, 2008.

     No Preemptive Rights
Holders of Class D Units, like holders of all other units, are not entitled to preemptive rights with respect to issuances of additional securities by us.
Management Incentive Interests
     Voting Rights
The Management Incentive Interests are non-voting except as required by law.
     Conversion
If the holders of Common Units vote to eliminate the special voting rights of the Class A Units and Atlas America, AEM and their affiliates do not vote their Common Units in favor of such elimination, AEM will have the right to convert the Management Incentive Interests into Common Units based on the then fair market value of such interests.
     Exchange Listing
The Management Incentive Interests are not listed or traded on any exchange or quotation system.
     No Preemptive Rights
The Management Incentive Interests are not entitled to preemptive rights with respect to issuances of additional securities by us.
Cash Distribution Policy
Our limited liability company agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date. The term “available cash” generally means, for each fiscal quarter, all cash on hand at the end of the quarter, less the amount of cash reserves established by our board of directors to provide for the proper conduct of our business, to comply with applicable law, debt instruments or agreements, or to provide funds for future distributions to our unitholders plus working capital borrowings after the end of the quarter.
We currently distribute at the end of each fiscal quarter available cash, as follows:
•	first, 2% to the holders of Class A Units and 98% to the holders of Common Units, pro rata, until each unitholder has received the initial quarterly distribution for that quarter and any arrearages;

•	second, 2% to the holders of Class A Units and 98% to the holders of Class D Units, pro rata, until each holder of the Class D Units has received 100% of the initial quarterly distribution for that quarter and any arrearages; provided, however, that if the Class D Units have not been converted to Common Units by November 11, 2007, such distribution to the holders of Class D Units shall be an amount equal to 115% for such quarter; and

•	third, 2% to the holders of Class A Units and 98% to the holders of Common Units and Class D Units, pro rata; provided, however, that if the Class D Units have not been converted to Common Units by November 11, 2007, holders of Class D Units will receive an additional amount equal to 115% of the amount distributed to each holder of Common Units.
DISSENTERS’ RIGHTS
The Company is formed under the laws of the State of Delaware, and Delaware law does not provide for dissenters’ rights for the proposal described above.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public via the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.
You can call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. We maintain a website at www.atlasenergyresources.com, where we post our SEC filings.
You may also request a copy of our filings, without charge, by calling our Investor Relations at (215) 546-5005 or write to: Atlas Energy Resources, LLC, West Pointe Corporate Center I, 1550 Coraopolis Heights Road, 2nd Floor, Moon Township, Pennsylvania 15108, Attention: Investor Relations.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
Certain information about us is “incorporated by reference” to reports and exhibits we file with the SEC. We disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be part of this Information Statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC:
•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007; and

•	Current Reports on Form 8-K and Form 8-K/A filed January 10, 2007, January 22, 2007, May 21, 2007, June 29, 2007 and September 12, 2007.
All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this Information Statement are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this Information Statement. Nothing in this Information Statement shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).